Exhibit (h)(43)

DWS FUNDS

FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT, dated as of August 23, 2024, between each Acquiring Fund described on Schedule A, severally and not jointly (each, an “Acquiring Fund”), and each Acquired Fund described on Schedule B, severally and not jointly (each, an “Acquired Fund” and together with the Acquiring Funds, the “Funds”), and shall become effective upon execution by both parties

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Funds desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Funds in reliance on the Rule.

1.       TERMS OF INVESTMENT

(a)  In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows solely with respect to an investment by such Acquiring Fund in an Acquired Fund that exceeds the limits in Section 12(d)(1)(A) of the 1940 Act:

(i)    In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, the Acquired Fund may honor any redemption request partially or wholly in-kind.

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(ii)    Timing/advance notice of redemptions. The Acquiring Fund will use reasonable efforts to spread large redemption requests (greater than 5% of the Acquired Fund’s total outstanding shares) over multiple days or to provide advance notification of redemption requests to the Acquired Fund(s) whenever practicable and consistent with the Acquiring Fund’s best interests. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any.

(iii) Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investment in the Acquired Fund.

(b)  In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with publicly available information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund to comply with the terms and conditions of the Rule.

2.	REPRESENTATIONS OF THE ACQUIRED FUNDS.

(a) In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

3.	REPRESENTATIONS OF THE ACQUIRING FUNDS.

(a) In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

4.	NOTICES

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or

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overnight mail or electronic mail to the address for each party specified below.

If to the Acquiring Fund:	If to the Acquired Fund:

Scott D. Hogan, Chief Compliance Officer	Frank Gecsedi, Chief Compliance Officer
c/o DWS Investment Management Americas, Inc.	DBX ETF Trust c/o DWS Investment Management Americas, Inc.
100 Summer Street, 8th Floor	875 Third Avenue
Boston, MA 02110	New York, NY 10022
scott-d.hogan@db.com	frank.gecsedi@db.com

With a copy to:	With a copy to:

John Millette, Secretary	John Millette, Secretary
c/o DWS Investment Management Americas, Inc.	c/o DWS Investment Management Americas, Inc.
100 Summer Street, 8th Floor	100 Summer Street, 8th Floor
Boston, MA 02110	Boston, MA 02110
john.millette@db.com	john.millette@db.com

5.	TERM AND TERMINATION; ASSIGNMENT; AMENDMENT

(a)  This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 5(b).

(b)  This Agreement shall continue until terminated in writing by either party upon sixty (60) days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund[s] may not purchase additional shares of the Acquired Fund[s] beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

(c)  This Agreement may not be assigned by either party without the prior written consent of the other. In the event either party assigns this Agreement to a third party as provided in this Section, such permitted third party shall be bound by the terms and conditions of this Agreement applicable to the assigning party.

(d)  Except as otherwise provided in this Agreement, the Agreement may be amended only by a writing that is signed by each affected party.

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(e) In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund(s) that is/are involved in the matter in controversy and not to any other series of the Acquiring Funds.

(f) In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund(s) that is/are involved in the matter in controversy and not to any other series of the Acquired Funds.

(g) In the case of any Acquiring Fund that is a series of a Massachusetts business trust, a copy of the Declaration of Trust of the applicable trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that no trustee, officer, employee, agent, employee or shareholder of the Acquiring Funds shall have any personal liability under this Agreement, and that this Agreement is binding only upon the assets and property of the applicable Fund(s).

6.       MISCELLANEOUS

(a) Counterparts. This Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument.

(b) Severability. If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

(c) Addition or Removal of Acquiring and Acquired Funds. In the event that either party to this Agreement wishes to include one or more additional series on Schedules A or B, or remove one or more series from eligibility for purchase by adding the series to Schedule C, the relevant party shall notify the other party in writing, and, if the other party agrees in writing, the appropriate Schedule shall be amended accordingly and, in the case of series added to Schedule A or B, such series shall become an Acquiring Fund or Acquired Fund, as appropriate, under this Agreement.

(d) Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

 DBX ETF Trust, on behalf of each of its series

/s/Arne Noack

Name: Arne Noack

Title: President

Each of the Deutsche/DWS trusts/corporations listed on Schedule A, on behalf of each of their series

/s/John Millette

Name: John Millette

Title: Secretary

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SCHEDULE A

Acquiring Funds

Deutsche DWS Asset Allocation Trust

DWS Multi-Asset Conservative Allocation Fund

DWS Multi-Asset Moderate Allocation Fund

Deutsche DWS Market Trust

DWS Global Income Builder Fund

Deutsche DWS Variable Series II

DWS Alternative Asset Allocation VIP

DWS Global Income Builder VIP

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SCHEDULE B

Acquired Funds

DBX ETF Trust

Xtrackers RREEF Global Natural Resources ETF (NRES)

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SCHEDULE C

Funds Excluded from Acquired Fund List

Xtrackers Risk Managed USD High Yield Strategy ETF (HYRM)

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